Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

OAKTREE STRATEGIC INCOME CORPORATION,

OAKTREE SPECIALTY LENDING CORPORATION,

LION MERGER SUB, INC.

and

OAKTREE FUND ADVISORS, LLC

(for the limited purposes set forth herein)

Dated as of October 28, 2020

i

(continued)

3.11.	Taxes and Tax Returns	15
3.12.	Litigation	17
3.13.	Employee Matters	17
3.14.	Certain Contracts	17
3.15.	Insurance Coverage	19
3.16.	Intellectual Property	19
3.17.	Real Property	20
3.18.	Investment Assets	20
3.19.	State Takeover Laws	20
3.20.	Appraisal Rights	20
3.21.	Valuation	20
3.22.	Opinion of Financial Advisor	20
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF OCSL		21
4.1.	Corporate Organization	21
4.2.	Capitalization	21
4.3.	Authority; No Violation	22
4.4.	Governmental Consents	23
4.5.	Reports	24
4.6.	OCSL Financial Statements	25
4.7.	Broker’s Fees	27
4.8.	Absence of Changes or Events	27
4.9.	Compliance with Applicable Law; Permits	27
4.10.	OCSL Information	28
4.11.	Taxes and Tax Returns	29
4.12.	Litigation	31
4.13.	Employee Matters	31
4.14.	Certain Contracts	31
4.15.	Insurance Coverage	32
4.16.	Intellectual Property	32
4.17.	Real Property	33
4.18.	Investment Assets	33
4.19.	State Takeover Laws	33
4.20.	Valuation	33

(continued)

ARTICLE V REPRESENTATIONS AND WARRANTIES OF OFA		34
5.1.	Organization	34
5.2.	Authority; No Violation	34
5.3.	Compliance with Applicable Law; Permits	35
5.4.	Litigation	36
5.5.	Valuation	36
5.6.	OFA Information	36
5.7.	Best Interests and No Dilution	37
5.8.	Financial Resources	37
5.9.	OCSL and OCSI Representations and Warranties	37
5.10.	Forbearances	37
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		37
6.1.	Conduct of Businesses Prior to the Effective Time	37
6.2.	OCSI Forbearances	37
6.3.	OCSL Forbearances	39
ARTICLE VII ADDITIONAL AGREEMENTS		41
7.1.	Further Assurances	41
7.2.	Regulatory Matters	42
7.3.	Stockholder Approval	43
7.4.	Nasdaq Listing	44
7.5.	Indemnification; Directors’ and Officers’ Insurance	45
7.6.	No Solicitation	46
7.7.	OCSI Takeover Proposals	47
7.8.	OCSL Takeover Proposals	49
7.9.	Access to Information	52
7.10.	Publicity	52
7.11.	Takeover Statutes and Provisions	52
7.12.	Tax Matters	52
7.13.	Stockholder Litigation	53
7.14.	Section 16 Matters	53
7.15.	No Other Representations or Warranties	53
7.16.	Merger of Surviving Company	53
7.17.	Coordination of Dividends	54

(continued)

ARTICLE VIII CONDITIONS PRECEDENT		54
8.1.	Conditions to Each Party’s Obligations to Effect the Merger	54
8.2.	Conditions to Obligations of OCSL and Merger Sub to Effect the Merger	55
8.3.	Conditions to Obligations of OCSI to Effect the Merger	56
8.4.	Frustration of Closing Conditions	57
ARTICLE IX TERMINATION AND AMENDMENT		57
9.1.	Termination	57
9.2.	Termination Fee	60
9.3.	Effect of Termination	62
9.4.	Fees and Expenses	62
9.5.	Amendment	62
9.6.	Extension; Waiver	62
ARTICLE X CERTAIN DEFINITIONS		63
ARTICLE XI GENERAL PROVISIONS		71
11.1.	Nonsurvival of Representations, Warranties and Agreements	71
11.2.	Notices	71
11.3.	Interpretation; Construction	73
11.4.	Counterparts	73
11.5.	Entire Agreement	73
11.6.	Governing Law; Jurisdiction; Waiver of Jury Trial	73
11.7.	Assignment; Third Party Beneficiaries	74
11.8.	Specific Performance	74
11.9.	Disclosure Schedule	75

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 28, 2020 (this “Agreement”), among Oaktree Strategic Income Corporation, a Delaware corporation (“OCSI”), Oaktree Specialty Lending Corporation, a Delaware corporation (“OCSL”), Lion Merger Sub, Inc., a Delaware corporation and wholly-owned direct Consolidated Subsidiary of OCSL (“Merger Sub”), and, solely for the purposes of Section 2.6, Article V, Section 8.1(h) and Article XI, Oaktree Fund Advisors, LLC, a Delaware limited liability company (“OFA”).

RECITALS

WHEREAS, each of OCSI and OCSL has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act, and OFA is the investment adviser to each of OCSI and OCSL;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement Merger Sub shall merge with and into OCSI (the “Merger”), with OCSI as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, immediately following the Merger and the Terminations (as defined below), the Surviving Company shall merge with and into OCSL (the “Second Merger” and, together with the Merger, the “Mergers”), with OCSL as the surviving company in the Second Merger;

WHEREAS, the Board of Directors of OCSI (the “OCSI Board”), upon the recommendation of a committee of the OCSI Board comprised solely of certain Independent Directors of OCSI (the “OCSI Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the related Transactions are advisable, fair to and in the best interests of OCSI and (y) the interests of OCSI’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) approved the other OCSI Matters, (iv) directed that the adoption of this Agreement and approval of the other OCSI Matters be submitted to OCSI’s stockholders at the OCSI Stockholders Meeting and (v) resolved to recommend that the stockholders of OCSI adopt this Agreement and approve the other OCSI Matters;

WHEREAS, the Board of Directors of OCSL (the “OCSL Board”), upon the recommendation of a committee of the OCSL Board comprised solely of certain Independent Directors of OCSL (the “OCSL Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the related Transactions are advisable, fair to and in the best interests of OCSL and (y) the interests of OCSL’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) approved the OCSL Matters, (iv) directed that the approval of the OCSL Matters be submitted to OCSL stockholders at the OCSL Stockholders Meeting and (v) resolved to recommend that the stockholders of OCSL approve the OCSL Matters;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the terms of the Mergers and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions and (iii) resolved to recommend the adoption of this Agreement by OCSL, in OCSL’s capacity as the sole stockholder of Merger Sub;

WHEREAS, the parties intend the Mergers to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into OCSI, and the separate corporate existence of the Merger Sub shall cease. OCSI shall be the surviving company in the Merger and shall continue its existence as a corporation under the Laws of the State of Delaware.

1.2. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Proskauer Rose LLP, 1001 Pennsylvania Avenue, NW, Suite 600 South, Washington, DC 20004, on the date that is three (3) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties to this Agreement (the “Closing Date”).

1.3. Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “First Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware (the “DE SOS”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the First Certificate of Merger.

1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.5. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of OCSI, OCSL or Merger Sub or the holder of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.

(b) All shares of common stock, par value $0.01 per share, of OCSI (the “OCSI Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned by OCSL or any of its Consolidated Subsidiaries (including Merger Sub) shall be cancelled and shall cease to exist and no shares of common stock, par value $0.01 per share, of OCSL (the “OCSL Common Stock”) or any other consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(c) Subject to Section 1.5(e), each share of OCSI Common Stock issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive a number of shares of OCSL Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(d) All of the shares of OCSI Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each such share of OCSI Common Stock, all of which are in non-certificated book-entry form, shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares into which such shares of OCSI Common Stock have been converted pursuant to Section 2.2 and any dividends or other distributions payable pursuant to Section 2.4(b).

(e) The Exchange Ratio shall be appropriately adjusted (to the extent not already taken into account in determining the Closing OCSI Net Asset Value and/or the Closing OCSL Net Asset Value, as applicable) if, between the Determination Date and the Effective Time, the respective outstanding shares of OCSL Common Stock or OCSI Common Stock shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities shall be authorized and declared with a record date within such period. Nothing in this Section 1.5(e) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

1.6. Effect on OCSL Common Stock. Each share of OCSL Common Stock outstanding immediately prior to the Effective Time shall remain outstanding.

1.7. Termination of Certain Contractual Obligations. Immediately after the Effective Time and immediately prior to the Second Merger, the OCSI Advisory Agreement and the OCSI Administration Agreement shall be automatically terminated and of no further force and effect (the “Terminations”).

1.8. The Second Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Second Effective Time, the Surviving Company shall merge with and into OCSL and the separate corporate existence of the Surviving Company shall cease. OCSL shall be the surviving company in the Second Merger and shall continue its existence as a corporation under the Laws of the State of Delaware. The Second Merger shall become effective as set forth in the certificate of merger (the “Second Certificate of Merger”) that OCSL shall file with the DE SOS on the Closing Date (the “Second Effective Time”), it being understood that OCSL and the Surviving Company shall cause the Second Effective Time to occur immediately following the Terminations. At and after the Second Effective Time, the Second Merger shall have the effects set forth in the DGCL.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of OCSL or the Surviving Company or the holder of any of the following securities, (i) each share of common stock of the Surviving Company issued and outstanding as of immediately prior to the Second Effective Time shall be cancelled and shall cease to exist, and no consideration shall be exchanged therefor; and (ii) each share of OCSL Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a share of OCSL Common Stock.

1.9. Certificate of Incorporation and Bylaws.

(a) The Certificate of Incorporation of OCSI shall be amended and restated in the form of the Certificate of Incorporation of Merger Sub as of the Effective Time, and the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company as of the Effective Time, until thereafter amended in accordance with applicable Law and the respective terms of such Certificate of Incorporation and Bylaws, as applicable.

(b) At the Second Effective Time, the Certificate of Incorporation of OCSL as in effect immediately prior to the Second Effective Time shall be the Certificate of Incorporation of OCSL, as the surviving company of the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the terms of such Certificate of Incorporation. The Bylaws of OCSL as in effect immediately prior to the Second Effective Time shall be the Bylaws of OCSL, as the surviving company in the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the terms of such bylaws.

1.10. Directors and Officers. Subject to applicable Law, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal. Subject to applicable Law, the directors and officers of OCSL immediately prior to the Second Effective Time shall be the directors and officers of OCSL immediately after consummation of the Second Merger and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.

ARTICLE II

MERGER CONSIDERATION

2.1. Delivery of Evidence of OCSL Common Stock. As soon as reasonably practicable after the Effective Time, OCSL shall deposit with its transfer agent evidence of book-entry shares representing OCSL Common Stock issuable as Merger Consideration pursuant to Section 1.5(c).

2.2. Fractional Shares. Each holder of OCSI Common Stock converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of OCSL Common Stock pursuant to Section 1.5(c) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of OCSL Common Stock multiplied by (ii) the volume-weighted average trading price of a share of OCSL Common Stock on the Nasdaq Global Select Market (“Nasdaq”) for the five (5) consecutive Trading Days ending on the third (3rd) Trading Day preceding the Closing Date (as reported by Bloomberg L.P. or its successor or, if not reported thereon, another authoritative source selected by OCSL that is reasonably acceptable to OCSI). For purposes of this Section 2.2, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

2.3. Paying and Exchange Agent. Prior to the Effective Time, OCSL shall appoint OCSL’s transfer agent or other bank or trust company to act as exchange agent (the “Paying and Exchange Agent”) hereunder, pursuant to an agreement in a form reasonably acceptable to each of OCSL and OCSI. Following the Effective Time, OCSL shall deposit, or shall cause to be deposited, with the Paying and Exchange Agent cash sufficient to pay the aggregate cash for fractional shares in accordance with Section 2.2. Any cash deposited with the Paying and Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

2.4. Delivery of Merger Consideration.

(a) Each holder of record of shares of OCSI Common Stock (other than the Cancelled Shares) in book-entry form that were converted into the right to receive the Merger Consideration pursuant to Section 1.5(c) and any cash in lieu of fractional shares of OCSL Common Stock to be issued or paid in consideration therefor and any dividends and other distributions pursuant to Section 2.4(b), shall, promptly after the Effective Time, be entitled to receive the Merger Consideration, any cash in lieu of fractional shares of OCSL Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(b).

(b) Subject to the effect of applicable abandoned property, escheat or similar Laws, following the Effective Time, the record holder of shares (other than Cancelled Shares) of OCSI Common Stock at the Effective Time shall be entitled to receive, without interest, the amount of dividends or other distributions which theretofore had become payable with respect to the whole shares of OCSL Common Stock which the shares of OCSI Common Stock have been converted into the right to receive.

2.5. No Further Ownership Rights. All Merger Consideration paid by OCSL in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to OCSI Common Stock in respect of which such Merger Consideration was paid. From and after the Effective Time, the stock transfer books of OCSI shall be closed, and there shall be no further transfers on the stock transfer books of OCSI of the shares of OCSI Common Stock that were issued and outstanding immediately prior to the Effective Time.

2.6. Net Asset Value Calculation.

(a) OCSL shall deliver to OCSI a calculation of the net asset value of OCSL as of a date mutually agreed between OCSL and OCSI, such date to be no earlier than 48 hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used by OCSL in preparing the calculation of the net asset value per share of OCSL Common Stock (with an accrual for any dividend declared by OCSL and not yet paid) (the “Closing OCSL Net Asset Value”); provided that OCSL shall update the calculation of the Closing OCSL Net Asset Value in the event that there is a material change to the Closing OCSL Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing OCSL Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the OCSL Board, including the OCSL Special Committee, shall be required to approve, and OFA shall certify in writing to OCSI, the calculation of the Closing OCSL Net Asset Value.

(b) OCSI shall deliver to OCSL a calculation of the net asset value of OCSI as of the Determination Date, calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used by OCSI in preparing the calculation of the net asset value per share of OCSI Common Stock (with an accrual for any dividend declared by OCSI and not yet paid) (the “Closing OCSI Net Asset Value”); provided that OCSI shall update the calculation of the Closing OCSI Net Asset Value in the event there is a material change to the Closing OCSI Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing OCSI Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the OCSI Board, including the OCSI Special Committee, shall be required to approve, and OFA shall certify in writing to OCSL, the calculation of the Closing OCSI Net Asset Value.

(c) In connection with preparing the calculations provided pursuant to this Section 2.6, each of OCSI and OCSL will use the portfolio valuation methods approved by the OCSI Board or the OCSL Board, as applicable, for valuing the securities and other assets of OCSI or OCSL, as applicable, as of September 30, 2020, unless otherwise agreed by each of the OCSL Board and the OCSI Board.

(d) OFA agrees to give each of OCSL and OCSI and its respective Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided pursuant to this Section 2.6 and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including any reports prepared by valuation agents, in order to assist such party with its review of such calculation so long as such individual remains employed by OFA or its Affiliates.

2.7. Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to stockholders of OCSI as of the first anniversary of the Effective Time may be paid to OCSL, upon OCSL’s written demand to the Paying and Exchange Agent. In such event, any former stockholders of OCSI who have not theretofore complied with any applicable requirements to receive cash in lieu of fractional shares of OCSL Common Stock shall thereafter look only to OCSL with respect to such cash in lieu of fractional shares, without any interest thereon. Notwithstanding the foregoing, none of OCSL, OCSI, the Surviving Company, Merger Sub, the Paying and Exchange Agent or any other Person shall be liable to any former holder of shares of OCSI Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

2.8. Withholding Rights. OCSL or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of OCSI Common Stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF OCSI

Except with respect to matters that have been Previously Disclosed, OCSI hereby represents and warrants to OCSL and Merger Sub that:

3.1. Corporate Organization.

(a) OCSI is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. OCSI has the requisite corporate power to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSI. OCSI has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the Amended and Restated Certificate of Incorporation of OCSI, as amended (the “OCSI Certificate”), and the Amended and Restated Bylaws of OCSI (the “OCSI Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by OCSI.

(c) Each Consolidated Subsidiary of OCSI (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSI.

3.2. Capitalization.

(a) The authorized capital stock of OCSI consists of (i) 150,000,000 shares of OCSI Common Stock, of which 29,466,768 shares were outstanding as of the close of business on October 28, 2020 (the “OCSI Capitalization Date”). All of the issued and outstanding shares of OCSI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to OCSI attaching to the ownership thereof. No Indebtedness having the right to vote on any matters on which stockholders of OCSI may vote (“OCSI Voting Debt”) is issued or outstanding. As of the OCSI Capitalization Date, except pursuant to OCSI’s dividend reinvestment plan, OCSI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of OCSI Common Stock, OCSI Voting Debt or any other equity securities of OCSI or any securities representing the right to purchase or otherwise receive any shares of OCSI Common Stock, OCSI Voting Debt or other equity securities of OCSI. There are no obligations of OCSI or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of OCSI, OCSI Voting Debt or any equity security of OCSI or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, OCSI Voting Debt or any other equity security of OCSI or its Consolidated Subsidiaries or (ii) pursuant to which OCSI or any of its Consolidated Subsidiaries is or could be required to register shares of OCSI’s capital stock or other securities under the Securities Act. All of the OCSI Common Stock has been sold in compliance with applicable Law.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of OCSI are owned by OCSI, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of OCSI has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

(c) With respect to OCSI Glick JV:

(i) to OCSI’s knowledge, OCSI Glick JV is a limited liability company duly organized and validly existing under the Laws of the State of Delaware;

(ii) all of the issued and outstanding equity ownership interests of OCSI Glick JV owned by OCSI are owned free and clear of any Liens;

(iii) OCSI is in compliance with all applicable Laws with respect to its ownership interest in OCSI Glick JV, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSI; and

(iv) there are no material Proceedings pending or, to OCSI’s knowledge, threatened against OCSI with respect to its ownership interest in OCSI Glick JV.

3.3. Authority; No Violation.

(a) OCSI has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the OCSI Board. The OCSI Board (on the recommendation of the OCSI Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the related Transactions are fair to and in the best interests of OCSI and (B) the interests of OCSI’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) approved the other OCSI Matters, (iv) directed that the adoption of this Agreement and approval of the other OCSI Matters be submitted to OCSI’s stockholders for approval at a duly held meeting of such stockholders (the “OCSI Stockholders Meeting”) and (v) resolved to recommend that the stockholders of OCSI adopt this Agreement and approve the other OCSI Matters. Except for receipt of the approval of at least a majority of the outstanding shares of OCSI Common Stock entitled to vote thereon to approve the OCSI Matters at a duly held meeting of OCSI stockholders (the “OCSI Requisite Vote”), the Merger and the other Transactions have been authorized by all necessary corporate action on the part of OCSI. This Agreement has been duly and validly executed and delivered by OCSI and (assuming due authorization, execution and delivery by OCSL, Merger Sub and OFA) constitutes the valid and binding obligation of OCSI, enforceable against OCSI in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b) Neither the execution and delivery of this Agreement by OCSI, nor the consummation by OCSI of the Transactions, nor performance of this Agreement by OCSI, will (i) violate any provision of the OCSI Certificate or the OCSI Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to OCSI or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of OCSI or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which OCSI or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to OCSI and its Consolidated Subsidiaries, taken as a whole. Section 3.3(b) of the OCSI Disclosure Schedule sets forth, to OCSI’s knowledge, any material consent fees payable to a third party in connection with the Merger.

3.4. Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by OCSI of the Merger and the other Transactions, except for (i) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the OCSI Stockholders Meeting and the OCSL Stockholders Meeting to be held in connection with this Agreement and the Transactions (the “Joint Proxy Statement/Prospectus”) and of a registration statement on Form N-14 or such other appropriate SEC form (the “Registration Statement”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the First Certificate of Merger with the DE SOS, (iii) the filing of the Second Certificate of Merger with the DE SOS, (iv) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) approval of listing of such OCSL Common Stock on the Nasdaq, (vi) the reporting of this Agreement on a Current Report on Form 8-K and (vii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on OCSI.

3.5. Reports.

(a) OCSI has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since October 17, 2017 (the “Applicable Date”) with the SEC (such filings since the Applicable Date, the “OCSI SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to OCSI and its Consolidated Subsidiaries taken as a whole. To OCSI’s knowledge, no OCSI SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To OCSI’s knowledge, all OCSI SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of OCSI is required to make any filing with the SEC.

(b) Neither OCSI nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to OCSI’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of OCSI or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has OCSI or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of OCSI, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) OCSI has made available to OCSL all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of OCSI (i) there are no unresolved comments from the SEC with respect to the OCSI SEC Reports or any SEC examination of OCSI and (ii) none of the OCSI SEC Reports is subject to any ongoing review by the SEC.

3.6. OCSI Financial Statements.

(a) The financial statements, including the related consolidated schedules of investments, of OCSI and its Consolidated Subsidiaries included (or incorporated by reference) in the OCSI SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of OCSI and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to OCSI’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Ernst & Young LLP (“EY”) has not resigned, threatened resignation or been dismissed as OCSI’s independent public accountant as a result of or in connection with any disagreements with OCSI on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of OCSI as of September 30, 2019 included in the audited financial statements set forth in OCSI’s annual report on Form 10-K for the year ended September 30, 2019 (the “OCSI Balance Sheet”), (B) liabilities incurred in the ordinary course of business since September 30, 2019, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the OCSI SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSI, neither OCSI nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the OCSI Balance Sheet in accordance with GAAP.

(c) Neither OCSI nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K).

(d) Since the Applicable Date, (i) neither OCSI nor any of its Consolidated Subsidiaries nor, to the knowledge of OCSI, any director, officer, auditor, accountant or representative of OCSI or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OCSI or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that OCSI or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing OCSI or any of its Consolidated Subsidiaries has reported evidence of a material violation of securities laws, breach of duty or similar violation by OCSI or any of its directors, officers or agents to the OCSI Board or any committee thereof or to any director or officer of OCSI.

(e) To OCSI’s knowledge, since the Applicable Date, EY, which has expressed its opinion with respect to the financial statements of OCSI and its Consolidated Subsidiaries included in the OCSI SEC Reports (including the related notes), has been (i) “independent” with respect to OCSI and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f) The principal executive officer and principal financial officer of OCSI have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and OCSI is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(g) OCSI has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by OCSI in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to OCSI’s management as appropriate to allow timely decisions regarding required disclosure and to allow OCSI’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) OCSI’s management, with the participation of OCSI’s principal executive and financial officers, has completed an assessment of the effectiveness of OCSI’s internal controls over financial reporting for the fiscal year ended September 30, 2019 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that OCSI maintained, in all material respects, effective internal control over financial reporting as of September 30, 2019, using the framework specified in OCSI’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the OCSI Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of OCSI’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for OCSI’s auditors any material weaknesses in internal controls; and

(iv) provided to OCSL true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the OCSI Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to OCSL true, complete and correct copies of any such disclosures that are made after the date hereof.

(h) The fair market value of OCSI’s investments as of June 30, 2020 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board (“ASC Topic 820”) and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the OCSI Board.

(i) To OCSI’s knowledge, there is no fraud or suspected fraud affecting OCSI involving management of OCSI or employees of OFA or any of its Affiliates who have significant roles in OCSI’s internal control over financial reporting.

3.7. Broker’s Fees. Neither OCSI nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Houlihan Lokey Capital, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to OCSL.

3.8. Absence of Changes or Events. Since September 30, 2019, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of OCSI and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSI and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of OCSL under Section 6.1 or 6.2.

3.9. Compliance with Applicable Law; Permits.

(a) Each of OCSI and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSI. OCSI has not received any written or, to OCSI’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to OCSI and its Consolidated Subsidiaries, taken as a whole. OCSI has operated in compliance with all listing standards of the Nasdaq since the Applicable Date other than as would not, individually or in the aggregate, reasonably be expected to be material to OCSI and its Consolidated Subsidiaries, taken as a whole.

(b) OCSI is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSI.

(c) OCSI has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for OCSI, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the OCSI Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to OCSI and its Consolidated Subsidiaries, taken as a whole.

(d) Each of OCSI and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit OCSI and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to OCSI and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to OCSI and its Consolidated Subsidiaries, taken as a whole. OCSI has not received any written or, to OCSI’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to OCSI and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of OCSI has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of OCSI, threatened that would result in any such disqualification.

(f) The minute books and other similar records of OCSI maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of OCSI, the OCSI Board and any committees of the OCSI Board.

3.10. OCSI Information. None of the information supplied or to be supplied by OCSI for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of OCSI or stockholders of OCSL or at the time of the OCSI Stockholders Meeting or the OCSL Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by OCSI with respect to information supplied by OCSL, Merger Sub or OFA for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

3.11. Taxes and Tax Returns.

(a) OCSI and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of OCSI or any Consolidated Subsidiary has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon OCSI or any of its Consolidated Subsidiaries for which OCSI does not have reserves that are adequate under GAAP. Neither OCSI nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among OCSI and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither OCSI nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither OCSI nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by OCSI or any of its Consolidated Subsidiaries. Neither OCSI nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If OCSI or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b) OCSI made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). OCSI has qualified as a RIC at all times since the beginning of its taxable year ending September 30, 2013 and expects to continue to so qualify through the Effective Time. No challenge to OCSI’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of OCSI ending on or before the Effective Time, OCSI has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code (assuming for these purposes that any Tax Dividend declared by OCSI after the date of this Agreement has been timely paid).

(c) Prior to the Effective Time, OCSI shall have declared and paid a Tax Dividend with respect to all taxable years ended prior to the Effective Time. Prior to the Determination Date, OCSI shall have declared a Tax Dividend with respect to the final taxable year ending with its complete liquidation.

(d) OCSI and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e) OCSI is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) OCSI has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(g) Section 3.11(g) of the OCSI Disclosure Schedule lists each asset the disposition of which would be subject to the rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than such assets listed in Section 3.11(g) of the OCSI Disclosure Schedule, OCSI is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(h) No claim has been made in writing by a taxing authority in a jurisdiction where OCSI or any of its Consolidated Subsidiaries does not file Tax Returns that OCSI or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(i) Neither OCSI nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(j) Neither OCSI nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k) Neither OCSI nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than OCSI and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(l) Neither OCSI nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is OCSI or any of its Consolidated Subsidiaries).

(m) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of OCSI or any of its Consolidated Subsidiaries.

3.12. Litigation. There are no material Proceedings pending or, to OCSI’s knowledge, threatened against OCSI or any of its Consolidated Subsidiaries. There is no Order binding upon OCSI or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to OCSI and its Consolidated Subsidiaries, taken as a whole.

3.13. Employee Matters. Neither OCSI nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).

3.14. Certain Contracts.

(a) OCSI has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to OCSL of, all Contracts (collectively, the “OCSI Material Contracts”) to which, as of the date hereof, OCSI or any of its Consolidated Subsidiaries is a party, or by which OCSI or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of OCSI, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to OCSI or its financial condition or results of operations;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of OCSI or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by OCSI or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 60 days or less, or any Contract that creates or would create a Lien on any asset of OCSI or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to OCSI and its Consolidated Subsidiaries, taken as a whole);

(iv) except with respect to investments set forth in the OCSI SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to OCSI and its Consolidated Subsidiaries, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of OCSI and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that OCSI and its Consolidated Subsidiaries conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the OCSI SEC Reports;

(vii) any Contract that obligates OCSI or any of its Consolidated Subsidiaries to conduct any business that is material to OCSI and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Merger, will obligate OCSL, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third-party on an exclusive basis; or

(viii) any Contract with a Governmental Entity.

(b) Each OCSI Material Contract is (x) valid and binding on OCSI or its applicable Consolidated Subsidiary and, to OCSI’s knowledge, each other party thereto, (y) enforceable against OCSI or its applicable Consolidated Subsidiary in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to OCSI and its Consolidated Subsidiaries, taken as a whole. The OCSI Advisory Agreement has been approved by the OCSI Board and stockholders of OCSI in accordance with Section 15 of the Investment Company Act. Neither OCSI nor any of its Consolidated Subsidiaries nor, to OCSI’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any OCSI Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSI. No OCSI Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to OCSI and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to OCSI or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any OCSI Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to OCSI and its Consolidated Subsidiaries, taken as a whole.

3.15. Insurance Coverage. All material insurance policies maintained by OCSI or any of its Consolidated Subsidiaries and that name OCSI or any of its Consolidated Subsidiaries as an insured (each, a “OCSI Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each OCSI Insurance Policy have been paid. Neither OCSI nor any of its Consolidated Subsidiaries has received written notice of cancellation of any OCSI Insurance Policy.

3.16. Intellectual Property. OCSI and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of OCSI and its Consolidated Subsidiaries taken as a whole (hereinafter, “OCSI Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSI. No claims are pending for which OCSI has received written notice or, to the knowledge of OCSI, threatened (i) that OCSI or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any OCSI Intellectual Property Right is invalid or unenforceable. To the knowledge of OCSI, no Person is infringing, misappropriating or using without authorization the rights of OCSI or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to OCSI and its Consolidated Subsidiaries, taken as a whole.

3.17. Real Property. Neither OCSI nor any of its Consolidated Subsidiaries owns or leases any real property.

3.18. Investment Assets. Each of OCSI and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of OCSI or its Consolidated Subsidiaries set forth in Section 3.18 of the OCSI Disclosure Schedule and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of June 30, 2020, the value of investments owned by OCSI that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act was greater than 70% of the value of OCSI’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

3.19. State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other Transactions.

3.20. Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of OCSI Common Stock in connection with the Transactions.

3.21. Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by OCSI that is used in connection with the computations made by OCSI pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures set forth in OCSI’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by OCSI other than investment assets that are used in connection with the computations made by OCSI pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the OCSI Board as of or prior to the date hereof. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the OCSI Board for purposes of such computations were or will be determined by the OCSI Board in good faith in accordance with the valuation methods set forth in OCSI’s valuation policies and procedures adopted by the OCSI Board as of September 30, 2019.

3.22. Opinion of Financial Advisor. The OCSI Board and the OCSI Special Committee have received the opinion of Houlihan Lokey Capital, Inc., financial advisor to the OCSI Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio was fair, from a financial point of view, to the OCSI stockholders other than OCSL, Merger Sub and their respective Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OCSL

Except with respect to matters that have been Previously Disclosed, OCSL hereby represents and warrants to OCSI that:

4.1. Corporate Organization.

(a) OCSL is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS and Merger Sub is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. Each of OCSL and Merger Sub has the requisite corporate power to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL. OCSL has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the Restated Certificate of Incorporation of OCSL, as corrected and amended (the “OCSL Certificate”), and the Fourth Amended and Restated Bylaws of OCSL (the “OCSL Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by OCSL.

(c) Each Consolidated Subsidiary of OCSL (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL.

4.2. Capitalization.

(a) The authorized capital stock of OCSL consists of (i) 250,000,000 shares of OCSL Common Stock, of which 140,960,651 shares were outstanding as of the close of business on October 28, 2020 (the “OCSL Capitalization Date”). All of the issued and outstanding shares of OCSL Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to OCSL attaching to the ownership thereof. All of the shares of OCSL Common Stock constituting the Merger Consideration will be, when issued pursuant to the terms of the Merger, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to OCSL attaching to the ownership thereof. No Indebtedness having the right to vote on any matters on which stockholders of OCSL may vote (“OCSL Voting Debt”) is issued or outstanding. As of the OCSL Capitalization Date, except pursuant to OCSL’s amended and restated dividend reinvestment plan, OCSL does not have and is not bound by any Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of OCSL Common Stock, OCSL Voting Debt or any other equity securities of OCSL or any securities representing the right to purchase or otherwise receive any shares of OCSL Common Stock, OCSL Voting Debt or other equity securities of OCSL. There are no obligations of OCSL or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of OCSL, OCSL Voting Debt or any equity security of OCSL or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, OCSL Voting Debt or any other equity security of OCSL or its Consolidated Subsidiaries or (ii) pursuant to which OCSL or any of its Consolidated Subsidiaries is or could be required to register shares of OCSL capital stock or other securities under the Securities Act. All OCSL Common Stock has been sold in compliance with applicable Law.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of OCSL are owned by OCSL, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of OCSL has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

(c) With respect to OCSL SLF JV I:

(i) to OCSL’s knowledge, OCSL SLF JV I is a limited liability company duly organized and validly existing under the Laws of the State of Delaware;

(ii) all of the issued and outstanding equity ownership interests of OCSL SLF JV I owned by OCSL are owned free and clear of any Liens;

(iii) OCSL is in compliance with all applicable Laws with respect to its ownership interest in OCSL SLF JV I, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL; and

(iv) there are no material Proceedings pending or, to OCSL’s knowledge, threatened against OCSL with respect to its ownership interest in OCSL SLF JV I.

4.3. Authority; No Violation.

(a) Each of OCSL and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the OCSL Board and the board of directors of Merger Sub. The OCSL Board (on the recommendation of the OCSL Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the related Transactions are fair to and in the best interests of OCSL and (B) the interests of OCSL’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) approved the OCSL Matters, (iv) directed that the approval of the OCSL Matters be submitted to OCSL’s stockholders for approval at a duly held meeting of such stockholders (the “OCSL Stockholders Meeting”) and (v) resolved to recommend that the stockholders of OCSL approve the OCSL Matters. The Board of Directors of Merger Sub has unanimously determined that this Agreement and the terms of the Mergers and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Transactions and resolved to recommend the adoption of this Agreement by the OCSL Board, in OCSL’s capacity as the sole stockholder of Merger Sub. Except for receipt of the approval of at least a majority of the shares of OCSL Common Stock represented and voting to approve the OCSL Matters at the OCSL Stockholders Meeting (the “OCSL Requisite Vote”), and the adoption of this Agreement by OCSL, as the sole stockholder of Merger Sub (which adoption shall occur promptly following the execution of this Agreement), the Mergers and the Transactions have been authorized by all necessary corporate action on the part of OCSL and Merger Sub. This Agreement has been duly and validly executed and delivered by OCSL and Merger Sub and (assuming due authorization, execution and delivery by OCSI and OFA) constitutes the valid and binding obligation of each of OCSL and Merger Sub, enforceable against each of OCSL and Merger Sub in accordance with its terms (except as may be limited by the Enforceability Exception).

(b) Neither the execution and delivery of this Agreement by OCSL or Merger Sub, nor the consummation by OCSL or Merger Sub of the Transactions, nor performance of this Agreement by OCSL or Merger Sub, will (i) violate any provision of the OCSL Certificate, OCSL Bylaws or the Bylaws or Certificate of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.3(a) and Section 4.4 are duly obtained and/or made, (A) violate any Law or Order applicable to OCSL or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of OCSL or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which OCSL or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole. Section 4.3(b) of the OCSL Disclosure Schedule sets forth, to OCSL’s knowledge, any material consent fees payable to a third party in connection with the Merger.

4.4. Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by OCSL or Merger Sub of the Merger and the other Transactions, except for (i) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the

Registration Statement by the SEC, (ii) the filing of the First Certificate of Merger with the DE SOS, (iii) the filing of the Second Certificate of Merger with the DE SOS, (iv) any notices or filings under the HSR Act, (v) approval of listing of such OCSL Common Stock on the Nasdaq, (vi) the reporting of this Agreement on a Current Report on Form 8-K and (vii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on OCSL.

4.5. Reports.

(a) OCSL has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since the Applicable Date with the SEC (such filings since the Applicable Date, the “OCSL SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries taken as a whole. To OCSL’s knowledge, no OCSL SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To OCSL’s knowledge, all OCSL SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of OCSL is required to make any filing with the SEC.

(b) Neither OCSL nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to OCSL’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of OCSL or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has OCSL or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of OCSL, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) OCSL has made available to OCSI all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of OCSL, (i) there are no unresolved comments from the SEC with respect to the OCSL SEC Reports or any SEC examination of OCSL and (ii) none of the OCSL SEC Reports is subject to any ongoing review by the SEC.

4.6. OCSL Financial Statements.

(a) The financial statements, including the related consolidated schedules of investments, of OCSL and its Consolidated Subsidiaries included (or incorporated by reference) in the OCSL SEC Reports (including the related notes, where applicable): (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of OCSL and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to OCSL’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. EY has not resigned, threatened resignation or been dismissed as OCSL’s independent public accountant as a result of or in connection with any disagreements with OCSL on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of OCSL as of September 30, 2019 included in the audited financial statements set forth in OCSL’s annual report on Form 10-K for the year ended September 30, 2019 (the “OCSL Balance Sheet”), (B) liabilities incurred in the ordinary course of business since September 30, 2019, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the OCSL SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL, neither OCSL nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the OCSL Balance Sheet in accordance with GAAP.

(c) Neither OCSL nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K).

(d) Since the Applicable Date, (i) neither OCSL nor any of its Consolidated Subsidiaries nor, to the knowledge of OCSL, any director, officer, auditor, accountant or representative of OCSL or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OCSL or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that OCSL or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing OCSL or any of its Consolidated Subsidiaries has reported evidence of a material violation of securities laws, breach of duty or similar violation by OCSL or any of its directors, officers or agents to the OCSL Board or any committee thereof or to any director or officer of OCSL.

(e) To OCSL’s knowledge, since the Applicable Date, EY, which has expressed its opinion with respect to the financial statements of OCSL and its Consolidated Subsidiaries included in the OCSL SEC Reports (including the related notes), has been (i) “independent” with respect to OCSL and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f) The principal executive officer and principal financial officer of OCSL have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and OCSL is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(g) OCSL has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by OCSL in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to OCSL’s management as appropriate to allow timely decisions regarding required disclosure and to allow OCSL’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) OCSL’s management, with the participation of OCSL’s principal executive and financial officers, has completed an assessment of the effectiveness of OCSL’s internal controls over financial reporting for the fiscal year ended September 30, 2019 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that OCSL maintained, in all material respects, effective internal control over financial reporting as of September 30, 2019, using the framework specified in OCSL’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the OCSL Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of OCSL’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for OCSL’s auditors any material weaknesses in internal controls; and

(iv) provided to OCSI true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the OCSL Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to OCSI true, complete and correct copies of any such disclosures that are made after the date hereof.

(h) The fair market value of OCSL’s investments as of June 30, 2020 (i) was determined in accordance with ASC Topic 820 and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the OCSL Board.

(i) To OCSL’s knowledge, there is no fraud or suspected fraud affecting OCSL involving management of OCSL or employees of OFA or any of its Affiliates who have significant roles in OCSL’s internal control over financial reporting.

4.7. Broker’s Fees. Neither OCSL nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Keefe, Bruyette & Woods, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to OCSI.

4.8. Absence of Changes or Events. Since September 30, 2019, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of OCSL and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of OCSI under Section 6.1 or 6.3.

4.9. Compliance with Applicable Law; Permits.

(a) Each of OCSL and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL. OCSL has not received any written or, to OCSL’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole. OCSL has operated in compliance with all listing standards of the Nasdaq since the Applicable Date other than as would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole.

(b) OCSL is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL.

(c) OCSL has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for OCSL, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the OCSL Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole.

(d) Each of OCSL and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit OCSL and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole. OCSL has not received any written or, to OCSL’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of OCSL has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of OCSL, threatened that would result in any such disqualification.

(f) The minute books and other similar records of OCSL maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of OCSL, the OCSL Board and any committees of the OCSL Board.

4.10. OCSL Information. None of the information supplied or to be supplied by OCSL for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of OCSI or stockholders of OCSL or at the time of the OCSI Stockholders Meeting or the OCSL

Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by OCSL with respect to information supplied by OCSI or OFA for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

4.11. Taxes and Tax Returns.

(a) OCSL and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of OCSL or any Consolidated Subsidiary has been examined by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon OCSL or any of its Consolidated Subsidiaries for which OCSL does not have reserves that are adequate under GAAP. Neither OCSL nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among OCSL and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither OCSL nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither OCSL nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by OCSL or any of its Consolidated Subsidiaries. Neither OCSL nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If OCSL or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b) OCSL made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. OCSL has qualified as a RIC at all times since the beginning of its taxable year ending September 30, 2008 and expects to continue to so qualify through the Effective Time. No challenge to OCSL’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of OCSL ending on or before the Effective Time, OCSL has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code.

(c) Merger Sub is a newly formed entity created for the purpose of undertaking the Merger. Prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(d) OCSL and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e) OCSL is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) OCSL has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(g) Section 4.11(g) of the OCSL Disclosure Schedule lists each asset the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than such assets listed in Section 4.11(g) of the OCSL Disclosure Schedule, OCSL is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(h) No claim has been made in writing by a taxing authority in a jurisdiction where OCSL or any of its Consolidated Subsidiaries does not file Tax Returns that OCSL or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(i) Neither OCSL nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(j) Neither OCSL nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k) Neither OCSL nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than OCSL and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(l) Neither OCSL nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is OCSL or any of its Consolidated Subsidiaries).

(m) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of OCSL or any of its Consolidated Subsidiaries.

4.12. Litigation. There are no material Proceedings pending or, to OCSL’s knowledge, threatened against OCSL or any of its Consolidated Subsidiaries. There is no Order binding upon OCSL or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole.

4.13. Employee Matters. Neither OCSL nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any Employee Benefit Plans.

4.14. Certain Contracts.

(a) OCSL has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to OCSI of, all Contracts (collectively, the “OCSL Material Contracts”) to which, as of the date hereof, OCSL or any of its Consolidated Subsidiaries is a party, or by which OCSL or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of OCSL, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to OCSL or its financial condition or results of operations;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of OCSL or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by OCSL or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 60 days or less, or any Contract that creates or would create a Lien on any asset of OCSL or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole);

(iv) except with respect to investments set forth in the OCSL SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to OCSL and its Consolidated Subsidiaries, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of OCSL and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that OCSL and its Consolidated Subsidiaries conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the OCSL SEC Reports;

(vii) any Contract that obligates OCSL or any of its Consolidated Subsidiaries to conduct any business that is material to OCSL and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party; or

(viii) any Contract with a Governmental Entity.

(b) Each OCSL Material Contract is (x) valid and binding on OCSL and, to OCSL’s knowledge, each other party thereto, (y) enforceable in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to OCSL. The investment advisory agreement between OCSL and OFA in effect as of the date of this Agreement has been approved by the OCSL Board and stockholders of OCSL in accordance with Section 15 of the Investment Company Act. Neither OCSL nor any of its Consolidated Subsidiaries nor, to OCSL’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any OCSL Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL. No OCSL Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to OCSL. No event has occurred with respect to OCSL that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any OCSL Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to OCSL.

4.15. Insurance Coverage. All material insurance policies maintained by OCSL or any of its Consolidated Subsidiaries and that name OCSL or any of its Consolidated Subsidiaries as an insured (each, a “OCSL Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each OCSL Insurance Policy have been paid. Neither OCSL nor any of its Consolidated Subsidiaries has received written notice of cancellation of any OCSL Insurance Policy.

4.16. Intellectual Property. OCSL and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of OCSL and its Consolidated Subsidiaries taken as a whole (hereinafter, “OCSL Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OCSL. No claims are pending for which OCSL has received written notice or, to the knowledge of OCSL, threatened (i) that OCSL or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any OCSL Intellectual Property Right is invalid or unenforceable. To the knowledge of OCSL, no Person is infringing, misappropriating or using without authorization the rights of OCSL or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to OCSL and its Consolidated Subsidiaries, taken as a whole.

4.17. Real Property. Neither OCSL nor any of its Consolidated Subsidiaries owns or leases any real property.

4.18. Investment Assets. Each of OCSL and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of OCSL or its Consolidated Subsidiaries set forth in Section 4.18 of the OCSL Disclosure Schedule and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of June 30, 2020, the value of investments owned by OCSL that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act was greater than 70% of the value of OCSL’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

4.19. State Takeover Laws. No restrictions on “business combinations” set forth in any Takeover Statutes are applicable to this Agreement, the Mergers or the other Transactions.

4.20. Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by OCSL that is used in connection with the computations made by OCSL pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures set forth in OCSL’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by OCSL other than investment assets that are used in connection with the computations made by OCSL pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the OCSL Board as of or prior to the date hereof. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the OCSL Board for purposes of such computations were or will be determined by the OCSL Board in good faith in accordance with the valuation methods set forth in OCSL’s valuation policies and procedures adopted by the OCSL Board as of September 30, 2019.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF OFA

Except with respect to matters set forth in the OFA Disclosure Schedule, OFA hereby represents and warrants to OCSI and OCSL that:

5.1. Organization. OFA is a limited liability company organized and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. OFA has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business as a foreign limited liability company in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OCSI.

5.2. Authority; No Violation.

(a) OFA has all requisite limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by the managers of OFA. This Agreement has been duly and validly executed and delivered by OFA and (assuming due authorization, execution and delivery by OCSI, OCSL and Merger Sub) constitutes the valid and binding obligation of OFA, enforceable against OFA in accordance with its terms (except as may be limited by the Enforceability Exception).

(b) Neither the execution and delivery of this Agreement by OFA, nor the consummation of the Transactions, nor performance of this Agreement by OFA, will (i) violate any provision of the certificate of formation of OFA or the limited liability company agreement of OFA or (ii) (A) violate any Law or Order applicable to OFA or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of OFA under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which OFA is a party or by which its properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OCSI.

(c) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by OFA, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OFA.

5.3. Compliance with Applicable Law; Permits.

(a) OFA is, and at all times since it became the investment adviser to OCSL or OCSI has been, duly registered as an investment adviser under the Investment Advisers Act.

(b) OFA is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to OFA. OFA has not received any written or, to OFA’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OCSI.

(c) OFA holds and is in compliance with all Permits required in order to permit OFA to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OCSI. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OCSI. OFA has not received any written or, to OFA’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OCSI.

(d) OFA has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which have been made available to OCSI and OCSL) and, during the period prior to the date of this Agreement that OFA has been the investment adviser to OCSL or OCSI, OFA has been in compliance with such policies and procedures, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to OCSL and its Consolidated Subsidiaries, taken as a whole, or OCSI and its Consolidated Subsidiaries, taken as a whole.

(e) During the period prior to the date of this Agreement that it has been the investment adviser to OCSL or OCSI, there has been no material adverse change in the operations, affairs or regulatory status of OFA.

5.4. Litigation. There are no Proceedings pending or, to OFA’s knowledge, threatened against OFA, except as would not reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OCSI. There is no Order binding upon OFA other than such Orders as would not, individually or in the aggregate, reasonably be expected to prevent OFA from timely performing its material obligations under this Agreement or have a Material Adverse Effect with respect to OCSL or OCSI.

5.5. Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by OCSI that is used in connection with the computations made by OFA on behalf of OCSI pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved and set forth in OCSI’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by OCSI other than investment assets that are used in connection with the computations made by OFA on behalf of OCSI pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, the value of each investment asset owned by OCSL that is used in connection with the computations made by OFA on behalf of OCSL pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved set forth in OCSL’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by OCSL other than investment assets that are used in connection with the computations made by OFA on behalf of OCSL pursuant to Section 2.6 will be determined in accordance with GAAP. The Closing OCSI Net Asset Value presented by OFA to the OCSI Board will reflect OFA’s assessment of the fair value of any portfolio securities of OCSI for which market quotations are not readily available. The Closing OCSL Net Asset Value presented by OFA to the OCSL Board will reflect OFA’s assessment of the fair value of any portfolio securities of OCSL for which market quotations are not readily available.

5.6. OFA Information. None of the information supplied or to be supplied by OFA for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of OCSI or stockholders of OCSL or at the time of the OCSI Stockholders Meeting or the OCSL Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, and in the case of the Joint Proxy Statement/Prospectus in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by OFA with respect to information supplied by OCSI, OCSL or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

5.7. Best Interests and No Dilution. OFA believes that (i) participation in the Mergers is in the best interests of each of OCSI and OCSL and (ii) the interests of existing stockholders of OCSI and OCSL will not be diluted as a result of the Mergers.

5.8. Financial Resources. OFA has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and the Joint Proxy Statement/Prospectus and under this Agreement.

5.9. OCSL and OCSI Representations and Warranties. To the knowledge of OFA, as of the date hereof, the representations and warranties made by OCSI in Article III and the representations and warranties made by OCSL in Article IV are true and correct in all material respects.

5.10. Forbearances. The forbearances set forth in Section 6.2 and Section 6.3 hereof are not overtly onerous on the conduct of the business of OCSI or OCSL, respectively, in the ordinary course of business consistent with past practice.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or with the prior written consent of the other parties hereto, which prior written consent shall not be unreasonably delayed, conditioned or withheld, each of OCSL and OCSI shall, and shall cause each of its respective Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business and consistent with past practice and each of OCSI’s and OCSL’s investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.

6.2. OCSI Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or as set forth in the OCSI Disclosure Schedule, and acting in a manner consistent with Section 6.1(a), OCSI shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of OCSL (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a) Other than pursuant to OCSI’s dividend reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any OCSI Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b) (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis, (B) a Tax Dividend or (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of OCSI to OCSI or another direct or indirect wholly owned Consolidated Subsidiary of OCSI; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c) Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business, or (ii) encumbrances required to secure Permitted Indebtedness of OCSI or any of its Consolidated Subsidiaries.

(d) Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business.

(e) Amend the OCSI Certificate, the OCSI Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries.

(f) Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g) Take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the foregoing shall not preclude OCSI from declaring or paying any Tax Dividend on or before the Closing Date.

(h) Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness.

(i) Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

(j) File or amend any material Tax Return other than in the ordinary course of business consistent with past practice; make, change or revoke any Tax election; or settle or compromise any material Tax liability or refund.

(k) Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause OCSI to fail to qualify or not be subject to tax as a RIC.

(l) Enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which OCSI or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in OCSI’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(m) Other than in the ordinary course of business or as permitted by Section 6.2(h), enter into any Contract that would otherwise constitute an OCSI Material Contract had it been entered into prior to the date of this Agreement.

(n) Other than in the ordinary course of business, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any OCSI Material Contract (other than any OCSI Material Contract related to Permitted Indebtedness).

(o) Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and OCSI’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, OCSL, the Surviving Company or any of their Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(p) Except as otherwise expressly contemplated by this Agreement, merge or consolidate OCSI or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of OCSI or any of its Consolidated Subsidiaries.

(q) Agree to take, make any commitment to take, or adopt any resolutions of the OCSI Board authorizing, any of the actions prohibited by this Section 6.2.

6.3. OCSL Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or as set forth in the OCSL Disclosure Schedule, and acting in a manner consistent with Section 6.1(a), OCSL shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of OCSI (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a) Other than pursuant to OCSL’s dividend reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any OCSL Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b) (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis, (B) the authorization and payment of any dividend or distribution necessary for OCSL to maintain its qualification as a RIC or avoid the imposition of any income or excise tax, as reasonably determined by OCSL, or (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of OCSL to OCSL or another direct or indirect wholly owned Consolidated Subsidiary of OCSL; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c) Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business, or (ii) encumbrances required to secure Permitted Indebtedness of OCSL or any of its Consolidated Subsidiaries.

(d) Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business.

(e) Amend the OCSL Certificate, the OCSL Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries.

(f) Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g) Take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness.

(i) Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

(j) File or amend any material Tax Return other than in the ordinary course of business consistent with past practice; make, change or revoke any Tax election; or settle or compromise any material Tax liability or refund.

(k) Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause OCSL to fail to qualify or not be subject to tax as a RIC.

(l) Enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which OCSL or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in OCSL’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(m) Other than in the ordinary course of business or as permitted by Section 6.3(h), enter into any Contract that would otherwise constitute an OCSL Material Contract had it been entered into prior to the date of this Agreement.

(n) Other than in the ordinary course of business, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any OCSL Material Contract (other than any OCSL Material Contract related to Permitted Indebtedness).

(o) Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and OCSL’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, the Surviving Company or any of its Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(p) Except as otherwise expressly contemplated by this Agreement, merge or consolidate OCSL or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of OCSL or any of its Consolidated Subsidiaries.

(q) Agree to take, make any commitment to take, or adopt any resolutions of the OCSL Board authorizing, any of the actions prohibited by this Section 6.3.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Further Assurances.

(a) Subject to the right of OCSI to take any action that constitutes an OCSI Adverse Recommendation Change as expressly permitted pursuant to Section 7.7, and the right of OCSL to take any action that constitutes an OCSL Adverse Recommendation Change as expressly permitted pursuant to Section 7.8, the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

In furtherance (but not in limitation) of the foregoing, each of OCSL and OCSI shall as promptly as practicable file any required applications, notices or other filings under the HSR Act. Subject to applicable Law, OCSI and OCSL shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to OCSI or OCSL, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. OCSL, on the one hand, and OCSI, on the other hand, shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.

(b) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require either OCSL and its Consolidated Subsidiaries or OCSI and its Consolidated Subsidiaries to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the Transactions (including the Mergers), other than any consent fees set forth in Section 3.3(b) of the OCSI Disclosure Schedule and Section 4.3(b) of the OCSL Disclosure Schedule.

7.2. Regulatory Matters.

(a) OCSL and OCSI shall as promptly as practicable jointly prepare and file with the SEC the Registration Statement. OCSL shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers. OCSI and OCSL shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be promptly mailed to their respective stockholders upon such effectiveness. OCSI shall use reasonable best efforts to furnish all information concerning OCSI and the holders of OCSI Common Stock as may be reasonably requested by OCSL in connection with any such action.

(b) Each of OCSL and OCSI shall cooperate with the other in the preparation of the Registration Statement and shall furnish to the other all information reasonably requested as may be reasonably necessary or advisable in connection with the Registration Statement. Prior to the Effective Time, each party hereto shall promptly notify the other party (i) upon becoming aware of any event or circumstance that is required to be described in an amendment to the Registration Statement or in a supplement to the Joint Proxy Statement/Prospectus and (ii) after the receipt by it of any comments of the SEC with respect to the Joint Proxy Statement/Prospectus or the Registration Statement.

(c) Subject to applicable Law, each of OCSL and OCSI shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

7.3. Stockholder Approval.

(a) As of the date of this Agreement, the OCSI Board has adopted resolutions approving the OCSI Matters, including the Merger, on the terms and conditions set forth in this Agreement, declaring the Merger advisable, and directing that the OCSI Matters, including the Merger, be submitted to OCSI’s stockholders for their consideration, with the recommendation that the OCSI stockholders approve the same. Notwithstanding anything to the contrary in Section 7.7, unless the OCSI Board has withdrawn the OCSI Board Recommendation in compliance with Section 7.7, OCSI shall submit to its stockholders the OCSI Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of that obligation, OCSI shall take, in accordance with applicable Law and the OCSI Certificate and the OCSI Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 5 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the OCSI Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon approval of the OCSI Matters including the Merger, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the OCSI Stockholders Meeting shall be determined in prior consultation with OCSL. Unless the OCSI Board has withdrawn the OCSI Board Recommendation in compliance with Section 7.7, OCSI shall use reasonable best efforts to obtain from OCSI’s stockholders the vote required to approve the OCSI Matters, on the terms and conditions set forth in this Agreement, including, subject to Section 7.7, by providing to OCSI’s stockholders the OCSI Board’s recommendation of the OCSI Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of OCSL, postponing or adjourning the OCSI Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that OCSI shall not postpone or adjourn the OCSI Stockholders Meeting for any other reason without the prior written consent of OCSL (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing, OCSI’s obligations pursuant to this Section 7.3(a) (including its obligation to submit to its stockholders the OCSI Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to OCSI, its Representatives or its stockholders of any Takeover Proposal (including any OCSI Superior Proposal), (ii) OCSI effecting a Takeover Approval or delivering a Notice of an OCSI Superior Proposal or (iii) an OCSI Adverse Recommendation Change.

(b) As of the date of this Agreement, the OCSL Board has adopted resolutions approving the OCSL Matters on the terms and conditions set forth in this Agreement, and directing that the OCSL Matters be submitted to OCSL’s stockholders for their consideration, with the recommendation that the OCSL stockholders approve the same. Notwithstanding anything to the contrary in Section 7.8, unless the OCSL Board has withdrawn the OCSL Board Recommendation in compliance with Section 7.8, OCSL shall submit to its stockholders the OCSL Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of that obligation, OCSL shall take, in accordance with applicable Law and the OCSL Certificate and the OCSL Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 5 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the OCSL Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon approval of the OCSL Matters including the issuance of shares of OCSL Common Stock as Merger Consideration, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the OCSL Stockholders Meeting shall be determined in prior consultation OCSI. Unless the OCSL Board has withdrawn the OCSL Board Recommendation in compliance with Section 7.8, OCSL shall use reasonable best efforts to obtain from OCSL’s stockholders the OCSL Requisite Vote to approve the OCSL Matters, on terms and conditions set forth in this Agreement, including, subject to Section 7.8, providing to OCSL’s stockholders the OCSL Board’s recommendation of the approval of the OCSL Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of OCSI, postponing or adjourning the OCSL Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that OCSL shall not postpone or adjourn the OCSL Stockholders Meeting for any other reason without the prior written consent of OCSI (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing, OCSL’s obligations pursuant to this Section 7.3(b) (including its obligation to submit to its stockholders the OCSL Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to OCSL, its Representatives or its stockholders of any Takeover Proposal (including any OCSL Superior Proposal), (ii) OCSL effecting a Takeover Approval or delivering a Notice of an OCSL Superior Proposal or (iii) an OCSL Adverse Recommendation Change.

7.4. Nasdaq Listing. OCSL shall use reasonable best efforts to cause the shares of OCSL Common Stock to be issued as Merger Consideration under this Agreement to be approved for listing on the Nasdaq, subject to official notice of issuance, at or prior to the Effective Time.

7.5. Indemnification; Directors’ and Officers’ Insurance.

(a) Following the Effective Time, OCSL shall, to the fullest extent permitted under applicable Law, defend and hold harmless and advance expenses to the present and former directors and officers of OCSI or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including the Transactions). In the event of any such Indemnified Liabilities, (i) OCSL shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law provided that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) OCSL and the applicable Indemnified Parties shall cooperate in the defense of such matter.

(b) Unless OCSL and OCSI shall otherwise agree, prior to the Effective Time, OCSI shall, and, if OCSI is unable to, OCSL shall, cause the Surviving Company or its successor, effective as of the Effective Time, to obtain and fully pay the premium for a “tail” insurance policy for the extension of the directors’ and officers’ liability coverage of OCSI’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, OCSI’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (the “Current D&O Insurance”). If OCSI and the Surviving Company or its successor for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Company or its successor shall, and OCSL shall cause the Surviving Company or its successor to, continue to maintain in effect for the Tail Period the Current D&O Insurance in place as of the date of this Agreement with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, provided in the Current D&O Insurance, or the Surviving Company or its successor shall, and OCSL shall cause the Surviving Company or its successor to, purchase comparable insurance for the Tail Period; provided, that in no event shall the annual cost of such insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by OCSI for such purpose; provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Company or its successor shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any Proceeding described above, shall promptly notify OCSL in writing; provided, that the failure to so notify shall not affect the obligations of OCSL under Section 7.5(a) unless OCSL is materially prejudiced as a consequence.

(d) If OCSL or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each such case, OCSL shall cause proper provision to be made so that the successors and assigns of OCSL shall assume the obligations set forth in this Section 7.5.

(e) The provisions of this Section 7.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

7.6. No Solicitation.

(a) Each of OCSI and OCSL shall, and shall cause its respective Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to OCSI or OCSL, as applicable) of all confidential information previously furnished to any Person (other than OCSI, OCSL or their respective Affiliates or Representatives) with respect to any Takeover Proposal. Prior to the Effective Time, subject to Section 7.7 in the case of OCSI and Section 7.8 in the case of OCSL, each of OCSI and OCSL shall not, and shall cause its respective Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than OCSL, OCSI or their respective Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than OCSL, OCSI or their respective Affiliates) or with respect to any transaction (other than the Transactions) or (y) unless required by applicable fiduciary duties, waiver or release under any standstill or any similar agreement with respect to equity securities of OCSI or OCSL; provided, however, that notwithstanding the foregoing, each party (A) may inform Persons of the provisions contained in this Section 7.6, and (B) shall be permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any third party with respect to equity securities of OCSL or OCSI in order to allow such third party to confidentially submit a Takeover Proposal.

(b) Each of OCSI and OCSL shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to the other party copies of any written materials received by OCSI or OCSL or their respective Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of OCSI and OCSL agrees that it shall keep the other party informed on a reasonably current basis of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party informed on a reasonably current basis of any information requested of or provided by OCSI or OCSL and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

7.7. OCSI Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the OCSI Stockholders Meeting: (i) OCSI receives a bona fide unsolicited Takeover Proposal (under circumstances in which OCSI has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the OCSI Special Committee shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be inconsistent with the OCSI directors’ exercise of their fiduciary duties under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in an OCSI Superior Proposal; and (iii) OCSI gives OCSL at least two (2) Business Days prior written notice of the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and OCSI’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 7.7(a), OCSI may:

(i) engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if OCSI (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides OCSL a copy of all such information that has not previously been delivered to OCSL simultaneously with delivery to such Person (or such Person’s Representatives and Affiliates); and

(ii) after fulfilling its obligations under Section 7.7(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

If on or after the date of this Agreement and at any time prior to the OCSI Stockholders Meeting, the OCSI Special Committee shall have determined after consultation with its outside legal counsel that continued recommendation of the OCSI Matters to OCSI’s stockholders would be reasonably likely to be inconsistent with the OCSI directors’ exercise of their fiduciary duties under applicable Law as a result of an OCSI Superior Proposal, OCSI may (A) withdraw or qualify (or modify or amend in a manner adverse to OCSL), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to OCSL), the approval, adoption, recommendation or declaration of advisability by the OCSI Board of the OCSI Matters, including the recommendation of the OCSI Board that the stockholders of OCSI adopt this Agreement and approve the Transactions (the “OCSI Recommendation”), and (B) take any action or make any statement, filing or release, in connection with the OCSI Stockholders Meeting or otherwise, inconsistent with the OCSI Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as a “OCSI Adverse Recommendation Change”).

(b) Upon any determination that a Takeover Proposal constitutes an OCSI Superior Proposal, OCSI shall promptly provide (and in any event within twenty-four (24) hours of such determination) to OCSL a written notice (a “Notice of an OCSI Superior Proposal”) (i) advising OCSL that the OCSI Board has received an OCSI Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such OCSI Superior Proposal, including the amount per share or other consideration that the stockholders of OCSI will receive in connection with the OCSI Superior Proposal and including a copy of all written materials provided to or by OCSI in connection with such OCSI Superior Proposal (unless previously provided to OCSL), and (iii) identifying the Person making such OCSI Superior Proposal. OCSI shall cooperate and negotiate in good faith with OCSL (to the extent OCSL desires to negotiate) during the five (5) calendar day period following OCSL’s receipt of the Notice of an OCSI Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such OCSI Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable OCSI to determine that such OCSI Superior Proposal is no longer an OCSI Superior Proposal and proceed with an OCSI Recommendation without an OCSI Adverse Recommendation Change. If thereafter the OCSI Special Committee determines, in its reasonable good faith judgment after consultation with its outside legal counsel and financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such OCSI Superior Proposal remains an OCSI Superior Proposal or the failure to make such OCSI Adverse Recommendation Change would be reasonably likely to be inconsistent with the OCSI directors’ exercise of their fiduciary duties under applicable Law, and OCSI has complied in all material respects with Section 7.7(a) above, OCSI may terminate this Agreement pursuant to Section 9.1(c)(iv).

(c) Other than as permitted by Section 7.7(a), neither OCSI nor the OCSI Board shall make any OCSI Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no OCSI Adverse Recommendation Change shall change the approval of the OCSI Matters or any other approval of the OCSI Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) OCSI shall provide OCSL with prompt written notice of any meeting of the OCSI Board at which the OCSI Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by OCSL reasonably in advance of such meeting).

(e) Other than in connection with an OCSI Takeover Proposal, nothing in this Agreement shall prohibit or restrict the OCSI Board from taking any action described in clause (A) of the definition of OCSI Adverse Recommendation Change in response to an Intervening Event (an “OCSI Intervening Event Recommendation Change”) if (A) prior to effecting any such OCSI Intervening Event Recommendation Change, OCSI promptly notifies OCSL, in writing, at least five (5) Business Days (the “OCSI Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute an OCSI Adverse Recommendation Change or an OCSI Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) OCSI shall, and shall cause its Representatives to, during the OCSI Intervening Event Notice Period, negotiate with OCSL in good faith (to the extent OCSL desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the OCSI Board to make an OCSI Intervening Event Recommendation Change, and (C) the OCSI Special Committee determines, after consulting with outside legal counsel and its financial advisor, that the failure to effect such an OCSI Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by OCSL during the OCSI Intervening Event Notice Period, would be reasonably likely to be inconsistent with the OCSI directors’ exercise of their fiduciary duties under applicable Law.

(f) Nothing contained in this Agreement shall be deemed to prohibit OCSI from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to OCSI’s stockholders if, after consultation with its outside legal counsel, OCSI determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an OCSI Adverse Recommendation Change unless the OCSI Board expressly publicly reaffirms the OCSI Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by OCSL.

7.8. OCSL Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the OCSL Stockholders Meeting: (i) OCSL receives a bona fide unsolicited Takeover Proposal (under circumstances in which OCSL has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the OCSL Special Committee shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be inconsistent with the OCSL directors’ exercise of their fiduciary duties under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in an OCSL Superior Proposal; and (iii) OCSL gives OCSI at least two (2) Business Days prior written notice of the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and OCSL’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 7.8(a), OCSL may:

(i) engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if OCSL (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides OCSI a copy of all such information that has not previously been delivered to OCSI simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates); and

(ii) after fulfilling its obligations under Section 7.8(b) below, effect a Takeover Approval.

If on or after the date of this Agreement and at any time prior to the OCSL Stockholders Meeting, the OCSL Special Committee shall have determined after consultation with its outside legal counsel that continued recommendation of the OCSL Matters to OCSL’s stockholders would be reasonably likely to be inconsistent with the OCSL directors’ exercise of their fiduciary duties under applicable Law as a result of an OCSL Superior Proposal, OCSL may (A) withdraw or qualify (or modify or amend in a manner adverse to OCSI), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to OCSI), the approval, adoption, recommendation or declaration of advisability by the OCSL Board of the OCSL Matters, including the recommendation of the OCSL Board that the stockholders of OCSL approve the OCSL Matters (the “OCSL Recommendation”), and (B) take any action or make any statement, filing or release, in connection with the OCSL Stockholders Meeting or otherwise, inconsistent with the OCSL Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as an “OCSL Adverse Recommendation Change”).

(b) Upon any determination that a Takeover Proposal constitutes an OCSL Superior Proposal, OCSL shall promptly provide (and in any event within twenty-four (24) hours of such determination) to OCSI a written notice (a “Notice of an OCSL Superior Proposal”) (i) advising OCSI that the OCSL Board has received an OCSL Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such OCSL Superior Proposal, including the amount per share or other consideration that the stockholders of OCSL will receive in connection with the OCSL Superior Proposal and including a copy of all written materials provided to or by OCSL in connection with such OCSL Superior Proposal (unless previously provided to OCSI), and (iii) identifying the Person making such OCSL Superior Proposal. OCSL shall cooperate and negotiate in good faith with OCSI (to the extent OCSI desires to negotiate) during the five (5) calendar day period following OCSI’s receipt of the Notice of an OCSL Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such OCSL Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable OCSL to determine that such OCSL Superior Proposal is no longer an OCSL Superior Proposal and proceed with an OCSL Recommendation without an OCSL Adverse Recommendation Change. If thereafter the OCSL Special Committee determines, in its reasonable good faith judgment after consultation with its outside legal counsel and financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such OCSL Superior Proposal remains an OCSL Superior Proposal or the failure to make such OCSL Adverse Recommendation Change would be reasonably likely to be inconsistent with the OCSL directors’ exercise of their fiduciary duties under applicable Law, and OCSL has complied in all material respects with Section 7.8(a) above, OCSL may terminate this Agreement pursuant to Section 9.1(d)(iv).

(c) Other than as permitted by Section 7.8(a), neither OCSL nor the OCSL Board shall make any OCSL Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no OCSL Adverse Recommendation Change shall change the approval of the OCSL Matters or any other approval of the OCSL Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) OCSL shall provide OCSI with prompt written notice of any meeting of the OCSL Board at which the OCSL Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by OCSI reasonably in advance of such meeting).

(e) Other than in connection with an OCSL Takeover Proposal, nothing in this Agreement shall prohibit or restrict the OCSL Board from taking any action described in clause (A) of the definition of OCSL Adverse Recommendation Change in response to an Intervening Event (a “OCSL Intervening Event Recommendation Change”) if (A) prior to effecting any such OCSL Intervening Event Recommendation Change, OCSL promptly notifies OCSI, in writing, at least five (5) Business Days (the “OCSL Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute an OCSL Adverse Recommendation Change or an OCSL Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) OCSL shall, and shall cause its Representatives to, during the OCSL Intervening Event Notice Period, negotiate with OCSI in good faith (to the extent OCSI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the OCSL Board to make an OCSL Intervening Event Recommendation Change, and (C) the OCSL Special Committee determines, after consulting with outside legal counsel and its financial advisor, that the failure to effect such an OCSL Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by OCSI during the OCSL Intervening Event Notice Period, would be reasonably likely to be inconsistent with the OCSL directors’ exercise of their fiduciary duties under applicable Law.

(f) Nothing contained in this Agreement shall be deemed to prohibit OCSL from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to OCSL’s stockholders if, after consultation with its outside legal counsel, OCSL determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an OCSL Adverse Recommendation Change unless the OCSL Board expressly publicly reaffirms the OCSL Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by OCSI.

7.9. Access to Information.

(a) Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of OCSI and OCSL shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require OCSI or OCSL, as applicable, to afford access to or to disclose any information that in such party’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either OCSI or OCSL may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

(b) No investigation by a party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other party set forth in this Agreement.

7.10. Publicity. The initial press release with respect to the Transactions shall be a joint press release reasonably acceptable to each of OCSL and OCSI. Thereafter, so long as this Agreement is in effect, OCSL and OCSI each shall consult with the other before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Mergers, or the Transactions, except as may be required by applicable Law or the rules and regulations of the Nasdaq and, to the extent practicable, before such press release or disclosure is issued or made, OCSL or OCSI, as applicable, shall have used commercially reasonable efforts to advise the other party of, and consult with the other party regarding, the text of such disclosure; provided, that either OCSL or OCSI may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.10.

7.11. Takeover Statutes and Provisions. Neither OCSL nor OCSI will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of OCSL and OCSI shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

7.12. Tax Matters.

(a) Tax Representation Letters. Prior to the Effective Time (or at such other times as requested by counsel), each of OCSL and OCSI shall execute and deliver to Proskauer Rose LLP tax representation letters (which will be used in connection with the tax opinions contemplated by Sections 8.2(d) and 8.3(d)).

(b) RIC Status. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) OCSI shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of OCSL take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause OCSI to fail to qualify as a RIC, and (ii) OCSL shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of OCSI, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause OCSL to fail to qualify as a RIC.

(c) Tax Treatment of Mergers. Unless otherwise required by applicable Law or administrative action, (i) each of OCSI, OCSL and Merger Sub shall use its reasonable best efforts to cause the Merger to qualify as a reorganization governed by Section 368(a) of the Code, including by not taking any action that such party knows is reasonably likely to prevent such qualification; and (ii) each of OCSI, OCSL and Merger Sub shall report the Mergers for U.S. federal income Tax purposes as a reorganization governed by Section 368(a) of the Code.

(d) Tax Opinions. OCSI shall use its best efforts to obtain the tax opinion described in Section 8.3(d), and OCSL shall use its best efforts to obtain the tax opinion described in Section 8.2(d).

7.13. Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by OCSI’s stockholders or OCSL’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the Transactions. Each of OCSI and OCSL (i) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and (ii) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

7.14. Section 16 Matters. Prior to the Effective Time, the OCSI Board shall take all such steps as may be required to cause any dispositions of OCSI Common Stock or acquisitions of OCSL Common Stock resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to OCSI or will become subject to such reporting requirements with respect to OCSL, in each case, to be exempt pursuant to Rule 16b-3.

7.15. No Other Representations or Warranties. The parties hereto acknowledge and agree that except for the representations and warranties of OCSI in Article III, representations and warranties of OCSL in Article IV and the representations and warranties of OFA in Article V, none of OFA, OCSI, OCSL or any of OCSI’s or OCSL’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing makes any representation or warranty, express or implied.

7.16. Merger of Surviving Company. Immediately after the occurrence of the Effective Time in accordance with the DGCL and the Terminations, the Surviving Company and OCSL shall consummate the Second Merger.

7.17. Coordination of Dividends. OCSL and OCSI shall coordinate with each other in designating the record and payment dates for any quarterly dividends or distributions to its stockholders declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur, and neither OCSL nor OCSI shall authorize or declare any dividend or distribution to its stockholders after the Determination Date at any time on or before the Closing Date.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 8.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approvals. (i) The OCSI Matters shall have been approved by the OCSI Requisite Vote, and (ii) the OCSL Matters shall have been approved by the OCSL Requisite Vote.

(b) Nasdaq Listing. The shares of OCSL Common Stock to be issued under this Agreement in connection with the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated by the SEC.

(d) No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Mergers or any of the other Transactions shall be in effect.

(e) Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act). Each of the approvals listed on Section 8.1(e) of the OCSI Disclosure Schedule and Section 8.1(e) of the OCSL Disclosure Schedule, if any, shall have been obtained and shall remain in full force and effect.

(f) No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Mergers or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Mergers or any of the other Transactions.

(g) Net Asset Value Determinations. The determination of both the Closing OCSL Net Asset Value and the Closing OCSI Net Asset Value shall have been completed in accordance with Section 2.6.

(h) Representations and Warranties of OFA. The representations and warranties of OFA set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the conditions set forth in this Section 8.1(h) shall be deemed to have been satisfied even if any such representations and warranties of OFA are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of OFA to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to OCSL. OCSL shall have received a certificate signed on behalf of OFA by an authorized officer of OFA to the effect that the conditions set forth in this Section 8.1(h) have been satisfied, and, for the avoidance of doubt, any waiver of any of the conditions set forth in this Section 8.1(h) shall require prior written consent of each of OCSL and OCSI.

8.2. Conditions to Obligations of OCSL and Merger Sub to Effect the Merger. The obligations of OCSL and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by OCSL, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of OCSI. (i) The representations and warranties of OCSI set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of OCSI set forth in Section 3.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of OCSI set forth in Sections 3.3(a), 3.3(b)(i), 3.7, 3.20 and 3.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of OCSI set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of OCSI are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of OCSI to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to OCSI. OCSL shall have received a certificate signed on behalf of OCSI by the Chief Executive Officer or the Chief Financial Officer of OCSI to the effect that the conditions set forth in Section 8.2(a)(i), (ii), (iii) and (iv) have been satisfied.

(b) Performance of Obligations of OCSI. OCSI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. OCSL shall have received a certificate signed on behalf of OCSI by the Chief Executive Officer or the Chief Financial Officer of OCSI to such effect.

(c) Absence of OCSI Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of OCSI.

(d) Federal Tax Opinion. OCSL shall have received the opinion of Proskauer Rose LLP, counsel to OCSL and OCSI, addressed to OCSL and OCSI, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code.

8.3. Conditions to Obligations of OCSI to Effect the Merger. The obligation of OCSI to effect the Merger is also subject to the satisfaction or waiver by OCSI, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of OCSL. (i) The representations and warranties of OCSL set forth in Section 4.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of OCSL and Merger Sub set forth in Section 4.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of OCSL and Merger Sub set forth in Sections 4.3(a), 4.3(b)(i) and 4.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of OCSL and Merger Sub set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of OCSL and Merger Sub are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of OCSL and Merger Sub to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to OCSL. OCSI shall have received a certificate signed on behalf of OCSL by the Chief Executive Officer or the Chief Financial Officer of OCSL and Merger Sub to the effect that the conditions set forth in Section 8.3(a)(i), (ii), (iii) and (iv) have been satisfied.

(b) Performance of Obligations of OCSL and Merger Sub. Each of OCSL and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. OCSI shall have received a certificate signed on behalf of OCSL and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of OCSL to such effect.

(c) Absence of OCSL Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of OCSL.

(d) Federal Tax Opinion. OCSI shall have received the opinion of Proskauer Rose LLP, counsel to OCSL and OCSI, addressed to OCSL and OCSI, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code.

8.4. Frustration of Closing Conditions. None of OCSL, Merger Sub or OCSI may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the Transactions.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the OCSI Matters by the stockholders of OCSI or the OCSL Matters by the stockholders of OCSL:

(a) by mutual consent of OCSI and OCSL in a written instrument authorized by each of the OCSI Board, including a majority of the Independent Directors of OCSI, and the OCSL Board, including a majority of the Independent Directors of OCSL;

(b) by either OCSI or OCSL, if:

(i) any Governmental Entity that must grant a Regulatory Approval has denied approval of the Transactions (including the Mergers) and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;

(ii) the Merger shall not have been consummated on or before July 28, 2021 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date;

(iii) the stockholders of OCSI shall have failed to approve the OCSI Matters by the OCSI Requisite Vote of OCSI’s stockholders at a duly held meeting of OCSI’s stockholders or at any adjournment or postponement thereof at which the OCSI Matters have been voted upon; or

(iv) the stockholders of OCSL shall have failed to approve the OCSL Matters by the OCSL Requisite Vote of OCSL’s stockholders at a duly held meeting of OCSL’s stockholders or at any adjournment or postponement thereof at which the OCSL Matters have been voted upon;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions;

(c) by OCSI, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of OCSL or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.3(a), (b) or (c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by OCSI to OCSL (provided that OCSI is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a), 8.2(b) or 8.2(c) not to be satisfied);

(ii) prior to obtaining approval of the OCSL Matters by the stockholders of OCSL (A) an OCSL Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) OCSL shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the OCSL Board that OCSL’s stockholders vote in favor of the OCSL Matters, (C) a Takeover Proposal is publicly announced and OCSL fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the OCSL Board that OCSL’s stockholders vote in favor of the OCSL Matters, or (D) a tender or exchange offer relating to any shares of OCSL Common Stock shall have been commenced by a third party and OCSL shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the OCSL Board recommends rejection of such tender or exchange offer;

(iii) OCSL breaches, in any material respect, its obligations under Section 7.6 or Section 7.8; or

(iv) at any time prior to the time the approval of stockholders with respect to the OCSI Matters is obtained, (A) OCSI is not in material breach of any of the terms of this Agreement, (B) the OCSI Board, including a majority of the Independent Directors of OCSI, authorizes OCSI, subject to complying with the terms of this Agreement (including Section 7.7(b)), to enter into, and OCSI enters into, a definitive Contract with respect to an OCSI Superior Proposal and (C) the third party that made such OCSI Superior Proposal, prior to such termination, pays to OCSL in immediately available funds any fees required to be paid pursuant to Section 9.2(a).

(d) by OCSL, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of OCSI, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2(a), (b) or (c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by OCSL to OCSI (provided that OCSL is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a), 8.3(b) or 8.3(c) not to be satisfied);

(ii) prior to obtaining approval of the OCSI Matters by the stockholders of OCSI (A) an OCSI Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) OCSI shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the OCSI Board that OCSI’s stockholders vote in favor of the OCSI Matters, including the Merger and the other Transactions, (C) a Takeover Proposal is publicly announced and OCSI fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the OCSI Board that OCSI’s stockholders vote in favor of the OCSI Matters, including the Merger and the other Transactions or (D) a tender or exchange offer relating to any shares of OCSI Common Stock shall have been commenced by a third party and OCSI shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the OCSI Board recommends rejection of such tender or exchange offer;

(iii) OCSI breaches, in any material respect, its obligations under Section 7.6 or Section 7.7; or

(iv) at any time prior to the time the approval of stockholders with respect to the OCSL Matters is obtained, (A) OCSL is not in material breach of any of the terms of this Agreement, (B) the OCSL Board, including a majority of the Independent Directors of OCSL authorizes OCSL, subject to complying with the terms of this Agreement (including Section 7.8(b)), to enter into, and OCSL enters into, a definitive Contract with respect to an OCSL Superior Proposal and (C) the third party that made such OCSL Superior Proposal, prior to such termination pays to OCSI in immediately available funds any fees required to be paid pursuant to Section 9.2(b).

The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2. Termination Fee.

(a) If this Agreement shall be terminated:

(i) [Reserved];

(ii) by OCSI pursuant to Section 9.1(c)(iv), then, prior to, and as a condition to such termination, OCSI shall cause the third party that made the applicable OCSI Superior Proposal (or its designee) to pay OCSL, subject to applicable Law, a non-refundable fee in an amount equal to $5,675,300 (the “OCSI Termination Fee”) as liquidated damages and full compensation hereunder; or

(iii) (A) by (x) OCSL or OCSI pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iii) or (y) OCSL pursuant to Section 9.1(d)(i) (solely to the extent that OCSI has committed a willful or intentional breach), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) or Section 9.1(d)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iii), prior to the time of the duly held OCSI Stockholders Meeting, and (C) OCSI enters into a definitive Contract with respect to such Takeover Proposal within 12 months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such 12-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, OCSI shall cause the third party that made such Takeover Proposal (or its designee) to pay OCSL, subject to applicable Law, the OCSI Termination Fee as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 9.2(a)(iii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%.”

The OCSI Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to OCSI by OCSL if OCSL shall have furnished to OCSI wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the OCSI Termination Fee becomes payable and is paid pursuant to this Section 9.2(a), the OCSI Termination Fee shall be OCSL’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(b) If this Agreement shall be terminated:

(i) [Reserved];

(ii) by OCSL pursuant to Section 9.1(d)(iv), then, prior to, and as a condition to such termination, OCSL shall cause the third party that made the applicable OCSL Superior Proposal (or its designee) to pay OCSI, subject to applicable Law, a non-refundable fee in an amount equal to $19,960,028 (the “OCSL Termination Fee”) as liquidated damages and full compensation hereunder; or

(iii) (A) by (x) OCSL or OCSI pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iv) or (y) OCSI pursuant to Section 9.1(c)(i) (solely to the extent that OCSL has committed a willful or intentional breach), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) and Section 9.1(c)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iv), prior to the time of the duly held OCSL Stockholders Meeting, and (C) OCSL enters into a definitive Contract with respect to such Takeover Proposal within 12 months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such 12-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, OCSL shall cause the third party that made such Takeover Proposal (or its designee) to pay OCSI, subject to applicable Law, the OCSL Termination Fee as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 9.2(b)(iii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%.”

The OCSL Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to OCSL by OCSI if OCSI shall have furnished to OCSL wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the OCSL Termination Fee becomes payable and is paid pursuant to this Section 9.2(b), the OCSL Termination Fee shall be OCSI’s sole and exclusive remedy for monetary damages under this Agreement.

(iv) The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the Transactions, that without these agreements each party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If OCSL fails to pay any amounts due to OCSI pursuant to this Section 9.2 within the time periods specified in this Section 9.2 or OCSI fails to pay OCSL any amounts due to OCSL pursuant to this Section 9.2 within the time periods specified in this Section 9.2, OCSL or OCSI, as applicable, shall pay reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by OCSI or OCSL, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts from the date payment of such amounts was due at the prime lending rate in effect on the date payment was due as published in The Wall Street Journal (or any successor publication thereto), calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3. Effect of Termination. In the event of termination of this Agreement by either OCSI or OCSL as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of OCSL, Merger Sub, OCSI, any of their respective Affiliates or Consolidated Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.9(b), Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

9.4. Fees and Expenses. Subject to Section 9.2, except with respect to (i) all filing and other fees paid to the SEC in connection with the Merger, (ii) all filing and other fees in connection with any filing under the HSR Act and (iii) fees and expenses for legal services to OCSI, OCSL and Merger Sub in connection with the Merger Agreement and the Transactions (excluding fees for legal services to the OCSL Special Committee and the OCSI Special Committee), which, in each case, shall be borne equally by OCSL and OCSI, all fees and expenses incurred in connection with this Agreement and the Transactions (including the Mergers) shall be paid by the party incurring such fees or expenses, whether or not the Transactions (including the Mergers) are consummated.

9.5. Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the OCSL Matters by the stockholders of OCSL or the OCSI Matters by the stockholders of OCSI; provided, however, that after any approval of the OCSL Matters by the stockholders of OCSL or the OCSI Matters by the stockholders of OCSI, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.6. Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by the OCSI Board, including the OCSI Special Committee, or the OCSL Board, including the OCSL Special Committee, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

ARTICLE X

CERTAIN DEFINITIONS

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” has a meaning correlative thereto.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, NY or Los Angeles, CA.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance, as in effect on the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Exchange Ratio” means the quotient (rounded to four decimal places) of (i) the OCSI Per Share NAV divided by (ii) the OCSL Per Share NAV.

“Governmental Entity” means any federal, state, local or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into the in the ordinary course of business.

“Independent Director” means, with respect to OCSL or OCSI, each director who is not an “interested person” of OCSL or OCSI, as the case may be, as defined in the Investment Company Act.

“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date hereof that is material to, as applicable, OCSL and its Consolidated Subsidiaries, taken as a whole, or OCSI and its Consolidated Subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, the party’s board of directors, as of or prior to the date hereof (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable as of the date hereof) and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the OCSL Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event); or (c) any changes in general economic or political conditions, except to the extent that such changes have a materially disproportionate adverse impact on, as applicable, OCSL and its Consolidated Subsidiaries, taken as a whole, or OCSI and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which, as applicable, OCSL or OCSI conducts its businesses.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“knowledge” means (i) for OCSI, the actual knowledge of its executive officers and directors set forth in Section 9 of the OCSI Disclosure Schedule, (ii) for OCSL, the actual knowledge of its executive officers and directors set forth in Section 9 of the OCSL Disclosure Schedule and (iii) for OFA, the actual knowledge of its executive officers and directors set forth in Section 9 of the OFA Disclosure Schedule.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Material Adverse Effect” means, with respect to OCSL, OCSI or OFA, as the case may be, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, other than (A) any Effect resulting from or attributable to (1) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God, COVID-19 or any other pandemic (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto), (2) general changes or developments in the industries in which such party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries, except, in the case of the foregoing clauses (1) and (2), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses or (3) the announcement of this Agreement or the Transactions or the identities of the parties to this Agreement or (B) any failure to meet internal or published projections or forecasts for any period, as the case may be, or any decline in the price of shares of OCSI Common Stock or OCSL Common Stock on the Nasdaq or trading volume of OCSI Common Stock or OCSL Common Stock (provided that the underlying causes of such failure or decline shall be considered in determining whether there is a Material Adverse Effect) or (ii) the ability of such party to timely perform its material obligations under this Agreement or consummate the Merger and the other Transactions.

“OCSI Administration Agreement” means the administration agreement between OCSI and Oaktree Fund Administration, LLC in effect as of the date of this Agreement.

“OCSI Advisory Agreement” means the investment advisory agreement between OCSI and OFA in effect as of the date of this Agreement.

“OCSI Glick JV” means OCSI Glick JV LLC, a Delaware limited liability company.

“OCSI Matters” means (i) the adoption of this Agreement and approval of the Transactions and (ii) any other matters required to be approved or adopted by the stockholders of OCSI in order to effect the Transactions.

“OCSI Per Share NAV” means the quotient of (i) the Closing OCSI Net Asset Value divided by (ii) the number of shares of OCSI Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares).

“OCSI Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, OCSI or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of OCSI or more than 75% of the assets of OCSI on a consolidated basis (a) on terms which the OCSI Board determines in good faith to be superior for the stockholders of OCSI (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to the payment of the OCSI Termination Fee and any alternative proposed by OCSL in accordance with Section 7.7), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the OCSI Board (upon the recommendation of the OCSI Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“OCSL Matters” means (i) the proposed issuance of OCSL Common Stock in connection with the Merger and (ii) any other matters required to be approved or adopted by the stockholders of OCSL in order to effect the Transactions.

“OCSL Per Share NAV” means the quotient of (i) the Closing OCSL Net Asset Value divided by (ii) the number of shares of OCSL Common Stock issued and outstanding as of the Determination Date.

“OCSL SLF JV I” means Senior Loan Fund JV I, LLC a Delaware limited liability company.

“OCSL Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, OCSL or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of OCSL or more than 75% of the assets of OCSL on a consolidated basis (a) on terms which the OCSL Board determines in good faith to be superior for the stockholders of OCSL (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to the payment of the OCSL Termination Fee and any alternative proposed by OCSI in accordance with Section 7.8), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by OCSL Board (upon the recommendation of the OCSL Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Permitted Indebtedness” means Indebtedness of OCSL or OCSI, as applicable, and its respective Consolidated Subsidiaries (i) outstanding as of the date of this Agreement or (ii) Indebtedness incurred after the date of this Agreement to the extent permitted by the 1940 Act that is substantially consistent with the past practices of OCSL or OCSI, as applicable.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“Previously Disclosed” means information (i) with respect to OCSI, (A) set forth by OCSI in the OCSI Disclosure Schedule or (B) disclosed since the Applicable Date in any OCSI SEC Report, and (ii) with respect to OCSL, (A) set forth by OCSL in the OCSL Disclosure Schedule or (B) disclosed since the Applicable Date in any OCSL SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any OCSI SEC Report or OCSL SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than OCSL or OCSI or any of their respective Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving OCSI or OCSL, as applicable, or any of such party’s respective Consolidated Subsidiaries, as applicable, or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of OCSI or OCSL, as applicable, and such party’s respective Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, OCSI or in any of OCSI’s Consolidated Subsidiaries or, OCSL or in any of OCSL’s Consolidated Subsidiaries, as applicable, in each case other than the Merger and the other Transactions.

“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Dividend” means a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to OCSI’s stockholders (i) all of its previously undistributed “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.

“Tax Return” means a report, return, statement, form or other information (including any schedules, attachments or amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Trading Day” shall mean a day on which shares of OCSL Common Stock are traded on Nasdaq.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

Table of Definitions

Term:	Section:
Acceptable Courts	11.6
Agreement	Preamble
Applicable Date	3.5(a)
ASC Topic 820	3.6(i)
BDC	Recitals
Cancelled Shares	1.5(b)
Closing	1.2
Closing Date	1.2
Closing OCSI Net Asset Value	2.6(b)
Closing OCSL Net Asset Value	2.6(a)
Code	Recitals
Current D&O Insurance	7.5(b)
DE SOS	1.3
Determination Date	2.6(a)
DGCL	1.1

Table of Definitions

Term:	Section:
Disclosure Schedule	11.9
DOJ	7.1(a)
Effective Time	1.3
Employee Benefit Plans	3.13
Enforceability Exception	3.3(a)
Exchange Fund	2.3
EY	3.6(a)
First Certificate of Merger	1.3
FTC	7.1(a)
GAAP	3.6(a)
HSR Act	3.4
Indemnified Liabilities	7.5(a)
Indemnified Parties	7.5(a)
Indemnified Party	7.5(a)
Intellectual Property Rights	3.16
IRS	3.11(a)
Joint Proxy Statement/Prospectus	3.4
Merger	Recitals
Merger Consideration	1.5(c)
Merger Sub	Preamble
Mergers	Recitals
Nasdaq	2.2
Notice of an OCSI Superior Proposal	7.8(b)
Notice of an OCSL Superior Proposal	7.7(b)
OCSI	Preamble
OCSI Adverse Recommendation Change	7.7(a)
OCSI Balance Sheet	3.6(b)
OCSI Board	Recitals
OCSI Bylaws	3.1(b)
OCSI Capitalization Date	3.2(a)
OCSI Certificate	3.1(b)
OCSI Common Stock	1.5(b)
OCSI Disclosure Schedule	11.9
OCSI Insurance Policy	3.15
OCSI Intellectual Property Rights	3.16
OCSI Intervening Event Notice Period	7.7(e)
OCSI Intervening Event Recommendation Change	7.7(e)
OCSI Material Contracts	3.14(a)
OCSI Recommendation	7.7(a)
OCSI Requisite Vote	3.3(a)
OCSI SEC Reports	3.5(a)
OCSI Special Committee	Recitals

Table of Definitions

Term:	Section:
OCSI Stockholders Meeting	3.3(a)
OCSI Termination Fee	9.2(a)
OCSI Voting Debt	3.2(a)
OCSL	Preamble
OCSL Adverse Recommendation Change	7.8(a)
OCSL Balance Sheet	4.6(b)
OCSL Board	Recitals
OCSL Bylaws	4.1(b)
OCSL Capitalization Date	4.2(a)
OCSL Certificate	4.1(b)
OCSL Common Stock	1.5(b)
OCSL Disclosure Schedule	11.9
OCSL Insurance Policy	4.15
OCSL Intellectual Property Rights	4.16
OCSL Intervening Event Notice Period	7.8(e)
OCSL Intervening Event Recommendation Change	7.8(e)
OCSL Material Contracts	4.14(a)
OCSL Recommendation	7.8(a)
OCSL Requisite Vote	4.3(a)
OCSL SEC Reports	4.5(a)
OCSL Special Committee	Recitals
OCSL Stockholders Meeting	4.3(a)
OCSL Termination Fee	9.2(b)
OCSL Voting Debt	4.2(a)
OFA Disclosure Schedule	11.9
Paying and Exchange Agent	2.3
Registration Statement	3.4
Representatives	7.6(a)
RIC	3.11(b)
Rights	3.2(a)
Sarbanes-Oxley Act	3.6(g)
Second Certificate of Merger	1.8(a)
Second Merger	Recitals
Surviving Company	Recitals
Tail Period	7.5(b)
Takeover Approval	7.7(a)(ii)
Takeover Proposal	9.2(a)(iii)
Takeover Statutes	3.19
Termination Date	9.1(b)(ii)
Terminations	1.9

ARTICLE XI

GENERAL PROVISIONS

11.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Section 7.5 and Section 9.4 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

11.2. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to OCSI, to:

Oaktree Strategic Income Corporation

333 South Grand Avenue

28th Floor

Los Angeles, CA 90071

Attention:    Mary Gallegly

Email:          mgallegly@oaktreecapital.com

with a copy, which will not constitute notice, to:

Proskauer Rose LLP

1001 Pennsylvania Avenue, NW

Suite 600 South

Washington, DC 20004

Attention:    William Tuttle / Daniel Ganitsky

Email:          wtuttle@proskauer.com / dganitsky@proskauer.com

and

Dechert LLP

1900 K Street, NW

Washington, DC 20006

Attention:    Matthew Carter / Eric Siegel / Thomas Friedmann

Email:         matthew.carter@dechert.com / eric.siegel@dechert.com /

   thomas.friedmann@dechert.com

If to OCSL or Merger Sub, to:

Oaktree Specialty Lending Corporation

333 South Grand Avenue

28th Floor

Los Angeles, CA 90071

Attention:    Mary Gallegly

Email:          mgallegly@oaktreecapital.com

with a copy, which will not constitute notice, to:

Proskauer Rose LLP

1001 Pennsylvania Avenue, NW

Suite 600 South

Washington, DC 20004

Attention:    William Tuttle / Daniel Ganitsky

Email:          wtuttle@proskauer.com / dganitsky@proskauer.com

and

Stradley Ronon Stevens & Young, LLP

2000 K Street, NW, Suite 700

Washington, DC 20006

Attention:    Eric S. Purple

Email:          epurple@stradley.com

If to OFA, to:

Oaktree Fund Advisors, LLC

333 South Grand Avenue

28th Floor

Los Angeles, CA 90071

Attention:    Mary Gallegly

Email:          mgallegly@oaktreecapital.com

with a copy, which will not constitute notice, to:

Proskauer Rose LLP

1001 Pennsylvania Avenue, NW

Suite 600 South

Washington, DC 20004

Attention:    William Tuttle / Daniel Ganitsky

Email:          wtuttle@proskauer.com / dganitsky@proskauer.com

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

11.3. Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.5. Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.6. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware, or if jurisdiction over the matter is vested exclusively in federal courts, the state or federal courts in the State of Delaware, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.

11.7. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

11.8. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.9. Disclosure Schedule. Before entry into this Agreement, OCSL, OCSI and OFA each delivered to the other party a schedule (the “OCSL Disclosure Schedule”, the “OCSI Disclosure Schedule” and the “OFA Disclosure Schedule”, respectively, each, a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, Article IV, or Article V, as applicable, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. Each Disclosure Schedule shall be numbered to correspond with the sections and subsections contained in this Agreement. The disclosure in any section or subsection of each Disclosure Schedule, shall qualify only (i) the corresponding section or subsection, as the case may be, of this Agreement, (ii) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection thereof, and (iii) other sections or subsections of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

[Signature Page Follows]

IN WITNESS WHEREOF, OCSI, OCSL, Merger Sub and OFA have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

OAKTREE STRATEGIC INCOME CORPORATION

By:	/s/ Armen Panossian
Name: Armen Panossian
Title: Chief Executive Officer

OAKTREE SPECIALTY LENDING CORPORATION

By:	/s/ Armen Panossian
Name: Armen Panossian
Title: Chief Executive Officer

LION MERGER SUB, INC.

By:	/s/ Mathew Pendo
Name: Mathew Pendo
Title: President

OAKTREE FUND ADVISORS, LLC

(Solely for the purposes of Section 2.6, Article V, Section 8.1(h) and Article XI)

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Senior Vice President

By:	/s/ Armen Panossian
Name: Armen Panossian
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]